Exhibit 99.1

The New York Times Company Reports 2012 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 26, 2012--The New York Times Company (NYSE: NYT) announced today a 2012 second-quarter diluted loss per share from continuing operations of $.57 compared with diluted earnings per share from continuing operations of $.05 in the same period of 2011. The loss resulted from an estimated non-cash charge of $.85 per share for the write-down of goodwill at the About Group. Excluding severance, the write-down and other special items discussed below, diluted earnings per share from continuing operations were $.14 in the second quarter of 2012 compared with $.11 in the second quarter of 2011.

The Company had an operating loss of $143.6 million in the second quarter of 2012 compared with an operating profit of $31.5 million in the same period of 2011. Excluding depreciation, amortization, severance and special items, operating profit increased 6.5 percent to $78.1 million from $73.4 million in the second quarter of 2011.

“Our second-quarter results reflect our ongoing strides in repositioning the Times Company for an increasingly multiplatform future,” said Arthur Sulzberger, Jr., chairman and chief executive officer, The New York Times Company. “The growth in operating profit, excluding depreciation, amortization, severance and special items, was largely driven by continued strength in circulation revenues, which offset advertising revenue declines and led to overall revenue growth of about 1 percent. Total Company circulation revenues rose 8 percent, led by the nearly 11 percent growth at The New York Times Media Group as we continued to expand our digital subscription base and grow our robust consumer revenue stream.

“At quarter end, total paid digital subscriptions across the Company were approximately 532,000, up 13 percent from 472,000 as of March 18, 2012, which was the one-year anniversary of NYTimes.com’s digital subscription launch. The growth in paid digital subscriptions benefited from our decision to move the gate on NYTimes.com from 20 to 10 free articles a month, and from a host of marketing and product initiatives that we have been rolling out this year.

“While the advertising market remains challenging, the rate of decline for the Company’s total advertising revenues moderated, due primarily to improved digital advertising revenue trends, compared with first-quarter 2012 levels. This was mainly due to more favorable advertising trends at the About Group, particularly for cost-per-click advertising. Although we recorded a non-cash charge in the quarter, the About Group continues to execute on its turnaround strategy and we expect it to be on track to post continued meaningful improvement in the second half of the year.

“Operating costs declined 1 percent as we remained diligent in managing expenses despite continued investment in digital operations and high-quality news and information across the Company.

“During the quarter we sold our remaining interest in Fenway Sports Group for $63 million. The sale of our entire stake over two years totaled $225 million, a three-fold return on the initial purchase price. The proceeds from this sale, along with solid cash flow from operations, further strengthened our liquidity position and we ended the quarter with total debt and capital lease obligations of $776 million and net debt of $206 million, down from $343 million at the end of the first quarter of 2012.”

Comparisons

Unless otherwise noted, all comparisons are for the second quarter of 2012 to the second quarter of 2011. The results of the Regional Media Group, which had previously been included in the News Media Group, are reported within discontinued operations for all periods presented as a result of the sale of the Group in the first quarter of 2012. This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The second-quarter 2012 results included the following special items:

  A $194.7 million ($126.1 million after tax or $.85 per share) estimated non-cash charge for the write-down of goodwill at the About Group.
  A $37.8 million ($22.0 million after tax or $.15 per share) gain on the sale of the Company’s remaining 210 units in Fenway Sports Group (FSG).

The second-quarter 2011 results included the following special items:

  A $9.2 million ($5.8 million after tax or $.04 per share) non-cash charge for the write-down of certain assets held for sale at the News Media Group.
  A $4.2 million ($2.7 million after tax or $.02 per share) charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe.

In addition to these special items, the Company had $1.8 million ($1.1 million after tax or $.01 per share) in severance costs in the second quarter of 2012 compared with $1.8 million ($1.1 million after tax or $.00 per share) in the second quarter of 2011.

Second-Quarter Results from Continuing Operations

Revenues

Total revenues increased 0.6 percent to $515.2 million from $512.0 million. Advertising revenues decreased 6.8 percent, circulation revenues increased 8.3 percent and other revenues increased 9.2 percent.

Print advertising revenues decreased 8.0 percent. Digital advertising revenues decreased 4.0 percent led by declines at the About Group. Circulation revenues rose mainly as the addition of digital subscription offerings and the increase in home-delivery and weekday single-copy prices in January 2012 at The Times offset a decline in print copies sold across the News Media Group. Other revenues increased largely because of higher commercial printing revenues at the New England Media Group.

Operating Costs

Operating costs decreased 0.6 percent to $464.1 million from $467.0 million. Depreciation and amortization decreased to $25.2 million from $26.6 million.

Excluding depreciation, amortization and severance, operating costs decreased 0.3 percent to $437.1 million from $438.6 million mainly due to lower professional fees and distribution costs, offset in part by higher compensation and various other costs.

Second-Quarter Business Segment Results

News Media Group

Total News Media Group revenues increased 1.2 percent to $489.8 million from $484.1 million. Advertising revenues declined 6.6 percent, circulation revenues increased 8.3 percent and other revenues increased 9.8 percent.

Print and digital advertising revenues decreased 8.0 percent and 1.6 percent, respectively. Circulation revenues rose mainly as the addition of digital subscription offerings and the increase in home-delivery and weekday single-copy prices in January 2012 at The Times offset a decline in print copies sold across the News Media Group.

Operating costs decreased 0.8 percent to $437.6 million from $441.3 million. Excluding depreciation, amortization and severance, operating costs decreased 0.8 percent to $412.8 million from $416.0 million mainly due to lower distribution and promotion costs, offset by higher compensation costs.

Operating profit increased 77.5 percent to $52.2 million from $29.4 million. Excluding depreciation, amortization, severance and special items, operating profit increased 12.9 percent to $77.0 million from $68.1 million primarily due to higher circulation revenues.

About Group

About Group revenues decreased 8.7 percent to $25.4 million from $27.8 million mainly due to declines in both display and cost-per-click advertising. Display advertising revenues were lower in the quarter as the competitive landscape and uneven economic environment offset progress made in the rebuilding of About.com’s sales team. Cost-per-click advertising revenues reflect lower click-through rates, slightly offset by modest growth in page views and cost-per-click advertising rates.

About Group operating costs increased 6.9 percent to $17.5 million from $16.4 million. Excluding depreciation, amortization and severance, operating costs increased 15.1 percent to $15.2 million from $13.2 million primarily due to higher compensation, content costs and marketing expenses resulting from the launch of a new ad campaign.

The About Group had an operating loss of $186.8 million in the second quarter of 2012 driven by the estimated non-cash charge for the write-down of goodwill compared with operating profit of $11.5 million in the second quarter of 2011. Excluding depreciation, amortization, severance and the write-down, operating profit decreased 30.4 percent to $10.2 million from $14.6 million.

Corporate

Corporate operating costs decreased to $9.0 million from $9.4 million mainly driven by lower professional fees, partially offset by increases in various other costs.

Other Financial Data

Digital

Digital businesses include NYTimes.com, BostonGlobe.com, Boston.com, About.com, other Company Web sites and related digital products. In the second quarter of 2012, total digital advertising revenues decreased 4.0 percent to $76.7 million from $79.9 million primarily due to lower revenues at the About Group. Digital advertising revenues as a percentage of total Company advertising revenues were 31.4 percent in the second quarter of 2012 compared with 30.5 percent in the second quarter of 2011.

Digital advertising revenues at the News Media Group decreased 1.6 percent to $52.6 million from $53.5 million mainly due to declines in national display and real estate classified advertising revenues. Digital advertising revenues as a percentage of total News Media Group advertising revenues were 23.9 percent in the second quarter of 2012 compared with 22.7 percent in the second quarter of 2011.

In the first half of 2012, the Company’s total digital advertising revenues decreased 7.2 percent to $147.8 million from $159.2 million in the first half of 2011. Digital advertising revenues at the News Media Group decreased 1.9 percent to $101.1 million from $103.1 million. Digital advertising revenues as a percentage of total Company advertising revenues were 30.7 percent for the first half of 2012 compared with 30.6 percent in the first half of 2011.

Paid subscribers to digital subscription packages, e-readers and replica editions of The Times and the International Herald Tribune totaled approximately 509,000 as of the end of the second quarter, an increase of approximately 12 percent since March 18, 2012. Paid digital subscribers to BostonGlobe.com and The Boston Globe’s e-readers and replica editions totaled approximately 23,000 as of the end of the second quarter, up approximately 28 percent since March 18, 2012.

Joint Ventures

Income from joint ventures was $1.1 million in the second quarter of 2012 compared with $2.8 million in the second quarter of 2011. Joint venture results for the second quarter of 2012 were primarily impacted by the change in accounting for the Company’s investment in FSG in the first quarter of 2012, offset in part by improved results for the paper mills. Effective with the sale of 100 units in FSG in February 2012, given the Company’s reduced ownership level and lack of influence on the operations of FSG, the Company no longer recognized its proportionate share of the operating results of FSG in results from joint ventures. In May 2012, the Company sold its remaining 210 units in FSG.

Interest Expense, net

Interest expense, net decreased to $15.5 million from $25.2 million mainly due to the prepayment of the Company’s $250 million 14.053 percent senior notes in August 2011.

Income Taxes

The Company had an income tax benefit of $36.5 million (effective tax rate of 30.4 percent) in the second quarter of 2012 and an income tax benefit of $32.5 million (effective tax rate of 31.5 percent) in the first six months of 2012. The effective tax rate for the second quarter and first six months of 2012 was unfavorably impacted by the write-down of goodwill at the About Group.

The Company had an effective tax rate of 16.5 percent and 8.6 percent in the second quarter and the first six months of 2011, respectively. The effective tax rate for the second quarter and first six months of 2011 was affected by adjustments to reduce the Company’s reserve for uncertain tax positions and the favorable impact of state law changes.

Liquidity

The following table details the original maturities and carrying values of the Company’s debt and capital lease obligations as of June 24, 2012. Cash in the table below excludes restricted cash of approximately $24 million that is subject to certain collateral requirements. Net debt represents debt and capital lease obligations, net of cash and short-term investments. The Company believes net debt, a non-GAAP measure, provides a useful measure of the Company’s liquidity and overall debt position.

(in thousands)	June 24, 2012*
2012 4.610% senior notes	$75,000
2015 5.0% senior notes	250,000
2016 6.625% senior notes	225,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$800,000
Less: Unamortized amounts	(31,304)
Carrying value of debt	$768,696
Capital lease obligations	7,119
Total debt and capital lease obligations	$775,815
Less: Cash and short-term investments	(570,149)
Net debt	$205,666

*As of March 25, 2012, net debt was $342,937, reflecting $774,283 of total debt and capital lease obligations, less $431,346 of cash and short-term investments.

The Company’s liquidity position improved by approximately $139 million in the second quarter of 2012 from the first quarter of 2012 due to proceeds from the sale of the Company’s remaining 210 units in FSG and cash flows from operations.

As of June 24, 2012, there were no outstanding borrowings under the Company’s $125 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $10 million in the second quarter of 2012, and approximately $17 million in the first six months of 2012.

Outlook

Total advertising revenue trends in the third quarter of 2012 are expected to improve from the second-quarter levels due to better digital advertising performance across the Company.

Total circulation revenues are projected to increase in the mid- to high-single digits in the third quarter of 2012 because of growth in digital subscriptions as well as from the print price increases implemented earlier this year.

The Company expects operating costs to increase in the low- to mid-single digits in the third quarter of 2012.

In addition, the Company expects the following on a pre-tax basis in 2012:

  Results from joint ventures: $6 to $8 million,
  Depreciation and amortization: $105 to $110 million,
  Interest expense, net: $60 to $65 million, and
  Capital expenditures: approximately $50 million.

Conference Call Information

The Company’s second-quarter 2012 earnings conference call will be held on Thursday, July 26, at 11:00 a.m. E.T. To access the call, dial 888-713-4487 (in the U.S.) and 913-981-5544 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months. An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 27. The access code is 8424737.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of national, retail and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com, About.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2012	2011	% Change	2012	2011	% Change
Revenues
Advertising	$244,259	$262,104	-6.8%	$482,127	$521,035	-7.5%
Circulation	233,291	215,388	8.3%	460,285	422,316	9.0%
Other(a)	37,662	34,496	9.2%	72,176	69,301	4.1%
Total revenues	515,212	511,988	0.6%	1,014,588	1,012,652	0.2%
Operating costs
Production costs	212,698	209,848	1.4%	425,890	424,854	0.2%
Selling, general and administrative costs	226,223	230,595	-1.9%	460,501	464,661	-0.9%
Depreciation and amortization(b)	25,183	26,600	-5.3%	57,473	52,273	9.9%
Total operating costs	464,104	467,043	-0.6%	943,864	941,788	0.2%
Write-down of assets(c)	194,732	9,225	*	194,732	9,225	*
Pension withdrawal expense(d)	—	4,228	N/A	—	4,228	N/A
Operating (loss)/profit	(143,624)	31,492	*	(124,008)	57,411	*
Gain on sale of investments(e)	37,797	—	N/A	55,645	5,898	*
Write-down of investments(f)	—	—	N/A	4,900	—	N/A
Income/(loss) from joint ventures	1,079	2,791	-61.3%	1,050	(2,958)	*
Interest expense, net	15,464	25,152	-38.5%	30,916	49,743	-37.8%
(Loss)/income from continuing operations before income taxes	(120,212)	9,131	*	(103,129)	10,608	*
Income tax benefit/(expense)	36,541	(1,505)	*	32,465	(909)	*
(Loss)/income from continuing operations	(83,671)	7,626	*	(70,664)	9,699	*
(Loss)/income from discontinued operations, net of income taxes(g)	(4,505)	(127,449)	-96.5%	24,565	(124,296)	*
Net loss	(88,176)	(119,823)	-26.4%	(46,099)	(114,597)	-59.8%
Net loss attributable to the noncontrolling interest	27	105	-74.3%	80	298	-73.2%
Net loss attributable to The New York Times Company common stockholders	$(88,149)	$(119,718)	-26.4%	$(46,019)	$(114,299)	-59.7%

Amounts attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(83,644)	$7,731	*	$(70,584)	$9,997	*
(Loss)/income from discontinued operations, net of income taxes	(4,505)	(127,449)	-96.5%	24,565	(124,296)	*
Net loss	$(88,149)	$(119,718)	-26.4%	$(46,019)	$(114,299)	-59.7%

Average number of common shares outstanding:
Basic	148,005	147,176	0.6%	147,936	146,976	0.7%
Diluted	148,005	151,802	-2.5%	147,936	152,945	-3.3%

Basic (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.57)	$0.05	*	$(0.48)	$0.07	*
(Loss)/income from discontinued operations, net of income taxes	(0.03)	(0.86)	-96.5%	0.17	(0.85)	*
Net loss	$(0.60)	$(0.81)	-25.9%	$(0.31)	$(0.78)	-60.3%

Diluted (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.57)	$0.05	*	$(0.48)	$0.06	*
(Loss)/income from discontinued operations, net of income taxes	(0.03)	(0.84)	-96.4%	0.17	(0.81)	*
Net loss	$(0.60)	$(0.79)	-24.1%	$(0.31)	$(0.75)	-58.7%
* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Second Quarter			Six Months
	2012	2011	% Change	2012	2011	% Change
Revenues
News Media Group	$489,802	$484,144	1.2%	$965,234	$953,666	1.2%
About Group	25,410	27,844	-8.7%	49,354	58,986	-16.3%
Total	$515,212	$511,988	0.6%	$1,014,588	$1,012,652	0.2%

Operating Profit/(Loss)
News Media Group	$52,211	$29,422	77.5%	$75,285	$55,298	36.1%
About Group	(186,827)	11,475	*	(179,831)	25,622	*
Corporate	(9,008)	(9,405)	-4.2%	(19,462)	(23,509)	-17.2%
Total	$(143,624)	$31,492	*	$(124,008)	$57,411	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance and Special Items(h)
News Media Group	$76,959	$68,144	12.9%	$133,002	$117,616	13.1%
About Group	10,168	14,602	-30.4%	19,338	31,522	-38.7%
Corporate	(8,992)	(9,353)	-3.9%	(17,023)	(23,457)	-27.4%
Total	$78,135	$73,393	6.5%	$135,317	$125,681	7.7%

*Represents a decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2012
	Second Quarter	% Change vs. 2011	Six Months	% Change vs. 2011
The New York Times Media Group
Advertising	$171,129	-6.9%	$344,488	-5.7%
Circulation	194,208	10.6%	384,175	11.7%
Other	22,503	1.0%	43,226	-5.0%
Total	$387,840	1.6%	$771,889	2.3%

New England Media Group
Advertising	$49,099	-5.3%	$90,974	-8.6%
Circulation	39,083	-1.9%	76,110	-3.0%
Other	13,780	28.2%	26,261	25.7%
Total	$101,962	-0.5%	$193,345	-2.8%

Total News Media Group
Advertising	$220,228	-6.6%	$435,462	-6.3%
Circulation	233,291	8.3%	460,285	9.0%
Other(a)	36,283	9.8%	69,487	4.7%
Total	$489,802	1.2%	$965,234	1.2%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2012
	Second Quarter	% Change vs. 2011	Six Months	% Change vs. 2011
News Media Group
National	$147,486	-6.1%	$292,883	-6.1%
Retail	35,971	-2.8%	70,272	-1.8%
Classified:
Help-Wanted	7,121	-3.7%	14,171	-4.6%
Real Estate	10,806	-17.1%	20,783	-17.0%
Automotive	5,518	-12.5%	11,329	-9.9%
Other	7,039	-9.9%	14,494	-7.9%
Total Classified	30,484	-11.7%	60,777	-10.9%
Other	6,287	-11.0%	11,530	-14.0%
Total News Media Group	220,228	-6.6%	435,462	-6.3%

About Group	24,031	-8.9%	46,665	-16.7%

Total Company	$244,259	-6.8%	$482,127	-7.5%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	Includes $6.7 million of accelerated depreciation expense in the first quarter of 2012 for certain assets at the Worcester Telegram & Gazette’s facility in Millbury, Mass., associated with the consolidation of most of its printing into The Boston Globe’s facility in Boston, Mass., in the second quarter of 2012.

(c)	In the second quarter of 2012, the Company recorded a $194.7 million non-cash charge for the write-down of goodwill at the About Group. In the second quarter of 2011, the Company recorded a $9.2 million non-cash charge for the write-down of certain assets held for sale at the News Media Group.

(d)	In the second quarter of 2011, the Company recorded a $4.2 million charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe.

(e)	In the second quarter of 2012, the Company recorded a $37.8 million gain on the sale of its remaining 210 units in Fenway Sports Group. In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group. In the first quarter of 2011, the Company recorded a $5.9 million gain on the sale of a portion of the Company’s interest in Indeed.com, a job listing aggregator.

(f)	In the first quarter of 2012, the Company recorded a $4.9 million non-cash charge for a write-down of certain investments.

(g)	On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group, which had previously been included in the News Media Group, have been classified as discontinued operations for all periods presented. In the second quarter of 2012, we recorded post-closing adjustments related to the sale totaling $4.5 million after-tax.

	The following tables summarize the results of operations presented as discontinued operations:

		Second Quarter		Six Months
		2012	2011	2012		2011
	Revenues	$—	$64,714	$6,115		$130,554
	Total operating costs	—	58,190	8,017		118,875
	Write-down of assets	—	152,093	—		152,093
	Pre-tax loss	—	(145,569)	(1,902)		(140,414)
	Income tax benefit	—	18,120	736		16,118
	Loss from discontinued operations, net of income taxes	—	(127,449)	(1,166)		(124,296)
	(Loss)/gain on sale, net of income taxes:
	Loss on sale	(7,026)	—	(4,717)		—
	Income tax benefit	2,521	—	30,448	*	—
	(Loss)/gain on sale, net of income taxes	(4,505)	—	25,731		—
	(Loss)/income from discontinued operations, net of income taxes	$(4,505)	$(127,449)	$24,565		$(124,296)
	* Tax benefit is primarily due to a tax deduction for goodwill.

(h)	See “Reconciliation of Non-GAAP Information” for reconciliations of operating (loss)/profit to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted (loss)/earnings per share from continuing operations, operating (loss)/profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Second Quarter
	2012	2011	% Change
Diluted (loss)/earnings per share from continuing operations	$(0.57)	$0.05	*
Add:
Severance	0.01	—
Special items:
Write-down of assets	0.85	0.04
Gain on sale of investment	(0.15)	—
Pension withdrawal expense	—	0.02
Diluted earnings per share from continuing operations excluding severance and special items	$0.14	$0.11	27.3%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Second Quarter 2012
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$52,211	$(186,827)	$(9,008)	$(143,624)
Add:
Depreciation & amortization	22,920	2,263	—	25,183
Severance	1,828	—	16	1,844
Special item:
Write-down of assets	—	194,732	—	194,732
Operating profit/(loss) before depreciation & amortization, severance and a special item	$76,959	$10,168	$(8,992)	$78,135

	Second Quarter 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$29,422	$11,475	$(9,405)	$31,492
Add:
Depreciation & amortization	23,894	2,706	—	26,600
Severance	1,375	421	52	1,848
Special items:
Write-down of assets	9,225	—	—	9,225
Pension withdrawal expense	4,228	—	—	4,228
Operating profit/(loss) before depreciation & amortization, severance and special items	$68,144	$14,602	$(9,353)	$73,393

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	77.5%	*	-4.2%	*
Add:
Depreciation & amortization	-4.1%	-16.4%	N/A	-5.3%
Severance	32.9%	N/A	-69.2%	-0.2%
Special items:
Write-down of assets	N/A	N/A	N/A	*
Pension withdrawal expense	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	12.9%	-30.4%	-3.9%	6.5%

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Six Months 2012
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$75,285	$(179,831)	$(19,462)	$(124,008)
Add:
Depreciation & amortization	53,036	4,437	—	57,473
Severance	4,681	—	2,439	7,120
Special item:
Write-down of assets	—	194,732	—	194,732
Operating profit/(loss) before depreciation & amortization, severance and a special item	$133,002	$19,338	$(17,023)	$135,317

	Six Months 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$55,298	$25,622	$(23,509)	$57,411
Add:
Depreciation & amortization	46,817	5,456	—	52,273
Severance	2,048	444	52	2,544
Special items:
Write-down of assets	9,225	—	—	9,225
Pension withdrawal expense	4,228	—	—	4,228
Operating profit/(loss) before depreciation & amortization, severance and special items	$117,616	$31,522	$(23,457)	$125,681

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	36.1%	*	-17.2%	*
Add:
Depreciation & amortization	13.3%	-18.7%	N/A	9.9%
Severance	*	N/A	*	*
Special items:
Write-down of assets	N/A	N/A	N/A	*
Pension withdrawal expense	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	13.1%	-38.7%	-27.4%	7.7%

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Second Quarter
Total Company	2012	2011	% Change
Operating costs	$464,104	$467,043	-0.6%
Less:
Depreciation & amortization	25,183	26,600
Severance	1,844	1,848
Operating costs before depreciation & amortization and severance	437,077	438,595	-0.3%
Less:
Raw materials	33,596	34,222
Operating costs before depreciation & amortization, severance and raw materials	$403,481	$404,373	-0.2%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Second Quarter
News Media Group	2012	2011	% Change
Operating costs	$437,591	$441,269	-0.8%
Less:
Depreciation & amortization	22,920	23,894
Severance	1,828	1,375
Operating costs before depreciation & amortization and severance	$412,843	$416,000	-0.8%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Second Quarter
About Group	2012	2011	% Change
Operating costs	$17,505	$16,369	6.9%
Less:
Depreciation & amortization	2,263	2,706
Severance	—	421
Operating costs before depreciation & amortization and severance	$15,242	$13,242	15.1%

CONTACT:
The New York Times Company
Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com